EXHIBIT 99.1

CLASS ACTION CLAIMS AGAINST ARBINET DISMISSED

New Brunswick, NJ, January 24, 2007 - Arbinet-thexchange, Inc. (NasdaqGM: ARBX) today announced that following a ruling in Arbinet’s favor from the United States District Court for the District of New Jersey, the parties in the action entitled In re Arbinet-thexchange, Inc. Securities Litigation, C.A. No. 05-CV-04444-JLL_RJH (D. N.J.) have dismissed the previously disclosed class action claims pending against the Company and certain of its officers, current and former directors, and the underwriters for Arbinet’s initial public offering.

Curt Hockemeier, President and Chief Executive Officer of Arbinet, said, “We are pleased to have this matter behind us and look forward to continuing our efforts to grow Arbinet’s business to the benefit of our shareholders, customers, and employees alike.”

About Arbinet

Arbinet solutions simplify the exchange of digital communications in a converging world. These include exchanges, a transaction management platform and managed services, which streamline performance and improve profitability for Members.

Arbinet’s 700+ voice and data Members, including the world’s 10 largest international carriers, use Arbinet’s Internet based electronic platforms to buy, sell, deliver and settle transactions valued at about $500 million in 2005. These Members include fixed, mobile and VoIP carriers, ISPs and content providers from more than 60 countries who exchange voice, data, content and value added services.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements about the Company’s strategic and business plans. Various important risks and uncertainties may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: the ability of Arbinet to successfully integrate Flowphonics, Ltd; the effects and outcomes of the Company’s exploration of strategic alternatives; members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including data on thexchange, DirectAxcess(SM), PrivateExchange(SM), AssuredAxcess(SM), PeeringSolutions(SM), and Rightsrouter(R)); continued volatility in the volume and mix of trading activity (including the average call duration and the mix of geographic markets traded); our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; pricing pressure; investment in our management team and investments in our personnel; system failures, human error and security breaches which could cause the Company to lose members and expose it to liability; and the Company’s ability to obtain and enforce patent protection for our methods and technologies. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s Annual Report on Form 10-K and other filings, which have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:
Jack Wynne
(732) 509-9230

Eric Brielmann / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449